Exhibit 10.8.24

PARENT GUARANTY

THIS PARENT GUARANTY (this “Guaranty”), dated as of May 17, 2002, is made by WESTAFF, INC., a Delaware corporation (the “Guarantor”) in favor of GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, individually and as US Agent and UK Agent (in such capacities, “Agent”) for itself and the lenders from time to time signatory to the Credit Agreement hereinafter defined (“Lenders”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Multicurrency Credit Agreement, dated as of the date hereof, by and among Guarantor, Westaff (USA), Inc., a California corporation (“Westaff USA”), Westaff (CA), Inc., a California corporation (“WCA”), Westaff Limited Partnership, a Delaware limited partnership (“WestLP”, and collectively with Westaff USA and WCA , the “US Borrowers”), Westaff (U.K.) Limited, a limited liability company organized under the laws of England and Wales (“UK Borrower”), Westaff Support, Inc., a California corporation (the “Term Borrower” and together with US Borrowers and UK Borrower, the “Borrowers” and each a “Borrower”), the Lenders from time to time party thereto, and Agent (as from time to time amended, restated, supplemented or otherwise modified, the “Credit Agreement”), Lenders have agreed to make the Loans to Borrowers, and US Revolving Lenders have agreed to incur Letter of Credit Obligations on behalf of Westaff USA;

WHEREAS, Guarantor is the direct parent of US Borrower and indirect parent of Term Borrower and UK Borrower, and as such will derive direct and indirect economic benefits from the making of the Loans and other financial accommodations provided to Borrowers pursuant to the Credit Agreement; and

WHEREAS, in order to induce Agent and Lenders to enter into the Credit Agreement and other Loan Documents and to induce Lenders to make the Loans and to incur Letter of Credit Obligations as provided for in the Credit Agreement, it is a condition to the obligations of Lenders to make the Loans and to incur Letter of Credit Obligations that Guarantor agrees to guaranty payment of the Guaranteed Obligations (as hereinafter defined).

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, and to induce Lenders to provide the Loans and other financial accommodations under the Credit Agreement to Borrowers, it is agreed as follows:

1.     DEFINITIONS.

Capitalized terms used herein (including the preamble and recitals) shall have the meanings assigned to them in the Credit Agreement or Annex A thereto, unless otherwise defined herein.

References to this “Guaranty” shall mean this Parent Guaranty, including all amendments, modifications and supplements and any annexes, exhibits and schedules to any of the foregoing, and shall refer to this Parent Guaranty as the same may be in effect at the time such reference becomes operative.

2.     THE GUARANTY.

2.1           Guaranty of Guaranteed Obligations of Borrowers.  Guarantor hereby unconditionally guarantees to Agent and Lenders, and their respective successors, endorsees, transferees and assigns, the prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of the Obligations of Borrowers (hereinafter the “Guaranteed Obligations”).  Guarantor agrees that this Guaranty is a guaranty of payment and performance and not of collection, and that its obligations under this Guaranty shall be primary, absolute and unconditional, irrespective of, and unaffected by:

(a)           the genuineness, validity, regularity, enforceability or any future amendment of, or change in this Guaranty, any other Loan Document or any other agreement, document or instrument to which any Credit Party and/or Guarantor are or may become a party;

(b)           the absence of any action to enforce this Guaranty or any other Loan Document or the waiver or consent by Agent and/or Lenders with respect to any of the provisions thereof;

(c)           the existence, value or condition of, or failure to perfect its Lien against, any Collateral for the Guaranteed Obligations or any action, or the absence of any action, by Agent in respect thereof (including, without limitation, the release of any such security); or

(d)           the insolvency of any Credit Party; or

(e)           any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor,

it being agreed by Guarantor that its obligations under this Guaranty shall not be discharged until the Termination Date.  Guarantor shall be regarded, and shall be in the same position, as principal debtor with respect to the Guaranteed Obligations. Guarantor agrees that any notice or directive given at any time to Agent which is inconsistent with the waiver in the immediately preceding sentence shall be null and void and may be ignored by Agent and Lenders, and, in addition, may not be pleaded or introduced as evidence in any litigation relating to this Guaranty for the reason that such pleading or introduction would be at variance with the written terms of this Guaranty, unless Agent and Lenders have specifically agreed otherwise in writing.  It is agreed among Guarantor, Agent and Lenders that the foregoing waivers are of the essence of the transaction contemplated by the Loan Documents and that, but for this Guaranty and such waivers, Agent and Lenders would decline to enter into the Credit Agreement.

2.2           Demand by Agent or Lenders.  In addition to the terms of this Guaranty set forth in Section 2.1 hereof, and in no manner imposing any limitation on such terms, it is expressly understood and agreed that, if, at any time, the outstanding principal amount of the Guaranteed Obligations under the Credit Agreement (including all accrued interest thereon) is declared to be immediately due and payable, then Guarantor shall, upon demand if no Event of Default has occurred under Section 8.1(h) and (i) of the Credit Agreement with respect to any Credit Party, and without demand if any such Event of Default has occurred, pay to the holders of the Guaranteed Obligations the entire outstanding Guaranteed Obligations due and owing to such holders.  Payment by Guarantor shall be made to Agent in immediately available Federal funds to an account designated by Agent or at the address set forth herein for the giving of notice to Agent or at any other address that may be specified in writing from time to time by Agent, and shall be credited and applied to the Guaranteed Obligations.

2.3           Enforcement of Guaranty.  In no event shall Agent have any obligation (although it is entitled, at its option) to proceed against any Borrower or any other Credit Party or any Collateral pledged to secure the Guaranteed Obligations before seeking satisfaction from Guarantor, and Agent may proceed, prior or subsequent to, or simultaneously with, the enforcement of Agent’s rights hereunder, to exercise any right or remedy which it may have against any Collateral, as a result of any Lien it may have as security for all or any portion of the Guaranteed Obligations.

2.4           Waiver.  In addition to, and without limiting the other waivers contained herein, Guarantor waives, and agrees that it shall not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshaling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by Guarantor of its Guaranteed Obligations under, or the enforcement by Agent or Lenders of, this Guaranty. Guarantor hereby waives diligence, presentment and demand (whether for non–payment or protest or of acceptance, maturity, extension of time, change in nature or form of the Guaranteed Obligations, acceptance of further security, release of further security, composition or agreement arrived at as to the amount of, or the terms of, the Guaranteed Obligations, notice of adverse change in any Borrower’s financial condition or any other fact which might increase the risk to Guarantor) with respect to any of the Guaranteed Obligations or all other demands whatsoever and waives the benefit of all provisions of law which are or might be in conflict with the terms of this Guaranty.  Guarantor waives all rights and defenses arising out of an election of remedies by Agent or any Lender. Guarantor represents, warrants and agrees that, as of the date of this Guaranty, its obligations under this Guaranty are not subject to any offsets or defenses against Agent or Lenders or any Credit Party of any kind.  Guarantor further agrees that its obligations under this Guaranty shall not be subject to any counterclaims, offsets or defenses against Agent or any Lender or against any Credit Party of any kind which may arise in the future.

Additionally, Guarantor further acknowledges and agrees that California Civil Code Section 2856 authorizes and validates waivers of a guarantor’s rights of subrogation and reimbursement and waivers of certain other rights and defenses available to a guarantor under California law.  Based on the preceding sentence and without limiting the generality of the foregoing waivers contained in this Section 2.4 or any other provision hereof, Guarantor expressly waives to the maximum extent permitted by law any and all rights and defenses (except the defense of indefeasible final payment in full), which might otherwise be available to such Guarantor under California Civil Code Sections 2787 to 2855, inclusive, 2899 and 3433 and under California Code of Civil Procedure Sections 580a, 580b, 580d and 726 (or any of such sections), or any other jurisdiction to the extent the same are applicable to this Guaranty or the agreements, covenants or obligations of such Guarantor hereunder.

2.5           Benefit of Guaranty.  The provisions of this Guaranty are for the benefit of Agent and Lenders and their respective successors, transferees, endorsees and assigns permitted under the Credit Agreement, and nothing herein contained shall impair, as between any Credit Party and Agent or Lenders, the obligations of any Credit Party under the Loan Documents.  In the event all or any part of the Guaranteed Obligations are transferred, indorsed or assigned by Agent or any Lender to any Person or Persons in accordance with the terms of the Credit Agreement, any reference to “Agent” or “Lender” herein shall be deemed to refer equally to such Person or Persons.

2.6           Modification of Guaranteed Obligations, Etc.  Guarantor hereby acknowledges and agrees that Agent and Lenders may at any time or from time to time, with or without the consent of, or notice to, Guarantor:

(a)           change or extend the manner, place or terms of payment of, or renew or alter all or any portion of, the Guaranteed Obligations;

(b)           take any action under or in respect of the Loan Documents in the exercise of any remedy, power or privilege contained therein or available to it at law, equity or otherwise, or waive or refrain from exercising any such remedies, powers or privileges;

(c)           amend or modify, in any manner whatsoever, the Loan Documents;

(d)           extend or waive the time for any Credit Party’s performance of, or compliance with, any term, covenant or agreement on its part to be performed or observed under the Loan Documents, or waive such performance or compliance or consent to a failure of, or departure from, such performance or compliance;

(e)           take and hold Collateral for the payment of the Guaranteed Obligations guarantied hereby or sell, exchange, release, dispose of, or otherwise deal with, any property pledged, mortgaged or conveyed, or in which Agent or Lenders have been granted a Lien, to secure any Obligations;

(f)            release anyone who may be liable in any manner for the payment of any amounts owed by Guarantor or any Credit Party to Agent or any Lender;

(g)           modify or terminate the terms of any intercreditor or subordination agreement pursuant to which claims of other creditors of Guarantor or any Credit Party are subordinated to the claims of Agent and Lenders; and/or

(h)           apply any sums by whomever paid or however realized to any amounts owing by Guarantor or any Credit Party to Agent or any Lender in such manner as Agent or any Lender shall determine in its discretion;

and Agent and Lenders shall not incur any liability to Guarantor as a result thereof, and no such action shall impair or release the Guaranteed Obligations of Guarantor or any of them under this Guaranty.

2.7           Reinstatement.  This Guaranty shall remain in full force and effect and continue to be effective should any petition be filed by or against any Credit Party or Guarantor for liquidation or reorganization, should any Credit Party or Guarantor become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of such Credit Party’s or such Guarantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Guaranteed Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by Agent or any Lender, whether as a “voidable preference”, “fraudulent conveyance”, or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Guaranteed Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

2.8           Deferral of Subrogation, Etc.  Notwithstanding anything to the contrary in this Guaranty, or in any other Loan Document, Guarantor hereby:

(a)           expressly and irrevocably waives, on behalf of itself and its successors and assigns (including any surety) until the Termination Date, any and all rights at law or in equity to subrogation, to reimbursement, to exoneration, to contribution, to indemnification, to set off or to any other rights that could accrue to a surety against a principal, to a guarantor against a principal, to a guarantor against a maker or obligor, to an accommodation party against the party accommodated, to a holder or transferee against a maker, or to the holder of any claim against any Person, and which such Guarantor may have or hereafter acquire against any Credit Party in connection with or as a result of such Guarantor’s execution, delivery and/or performance of this Guaranty, or any other documents to which such Guarantor is a party or otherwise; and

(b)           acknowledges and agrees (i) that this waiver is intended to benefit Agent and Lenders and shall not limit or otherwise affect Guarantor’s liability hereunder or the enforceability of this Guaranty, and (ii) that Agent, Lenders and their respective successors and assigns permitted under the Credit Agreement are intended third party beneficiaries of the waivers and agreements set forth in this Section 2.8 and their rights under this Section 2.8 shall survive payment in full of the Guaranteed Obligations.

2.9           Election of Remedies.   If Agent may, under applicable law, proceed to realize benefits under any of the Loan Documents giving Agent and Lenders a Lien upon any Collateral owned by any Credit Party, either by judicial foreclosure or by non–judicial sale or enforcement, Agent may, at its sole option, determine which of such remedies or rights it may pursue without affecting any of such rights and remedies under this Guaranty.  If, in the exercise of any of its rights and remedies, Agent shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Credit Party, whether because of any applicable laws pertaining to “election of remedies” or the like, Guarantor hereby consents to such action by Agent and waives any claim based upon such action, even if such action by Agent shall result in a full or partial loss of any rights of subrogation which Guarantor might otherwise have had but for such action by Agent.  Any election of remedies which results in the denial or impairment of the right of Agent to seek a deficiency judgment against any Credit Party shall not impair Guarantor’s obligation to pay the full amount of the Guaranteed Obligations.  In the event Agent shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, Agent may bid all or less than the amount of the Guaranteed Obligations and the amount of such bid need not be paid by Agent but shall be credited against the Guaranteed Obligations.  Subject to the applicable law, the amount of the successful bid at any such sale shall be conclusively deemed to be the fair market value of the collateral and the difference between such bid amount and the remaining balance of the Guaranteed Obligations shall be conclusively deemed to be the amount of the Guaranteed Obligations guaranteed under this Guaranty, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Agent and Lenders might otherwise be entitled but for such bidding at any such sale.

2.10         Funds Transfers.  If Guarantor shall engage in any transaction as a result of which any Borrower is required to make a mandatory prepayment with respect to the Guaranteed Obligations under the terms of the Credit Agreement (including any issuance or sale of such Guarantor’s Stock or any sale of its assets), such Guarantor shall distribute to, or make a contribution to the capital of, one or more of the Borrowers an amount equal to the mandatory prepayment required under the terms of the Credit Agreement.

3.     REPRESENTATIONS AND WARRANTIES.

To induce Lenders to make the Loans and incur Letter of Credit Obligations under the Credit Agreement, each of Guarantor’s representations and warranties made in the Credit Agreement are incorporated by reference and repeated herein to Agent and Lenders, each and all of which shall survive the execution and delivery of this Guaranty.

4.     FURTHER ASSURANCES.

Guarantor agrees, upon the written request of Agent or any Lender, to execute and deliver to Agent or such Lender, from time to time, any additional instruments or documents reasonably considered necessary by Agent or such Lender to cause this Guaranty to be, become or remain valid and effective in accordance with its terms.

5.     PAYMENTS FREE AND CLEAR OF TAXES.

All payments required to be made by Guarantor hereunder shall be made to Agent and Lenders free and clear of, and without deduction for, any and all present and future Taxes.  If Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder, (a) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 6) Agent or Lenders, as applicable, receive an amount equal to the sum they would have received had no such deductions been made, (b) Guarantor shall make such deductions, and (c) Guarantor shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law.  Within thirty (30) days after the date of any payment of Taxes, Guarantor shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof.  Guarantor shall indemnify and, within ten (10) days of demand therefor, pay Agent and each Lender for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 6) paid by Agent or such Lender, as appropriate, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.

6.     OTHER TERMS.

6.1           Entire Agreement.  This Guaranty, together with the other Loan Documents, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements relating to a guaranty of the loans and advances under the Loan Documents or the Guaranteed Obligations or both.

6.2           Headings.  The headings in this Guaranty are for convenience of reference only and are not part of the substance of this Guaranty.

6.3           Severability.  Whenever possible, each provision of this Guaranty shall be interpreted in such a manner to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

6.4           Notices.  Whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other party, or whenever any of the parties desires to give or serve upon another any such communication with respect to this Guaranty, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be given in the manner, and deemed received, as provided for in Section 11.10 (“Notices”) and Annex I of the Credit Agreement.

6.5           Successors and Assigns.  This Guaranty and all obligations of Guarantor hereunder shall be binding upon the successors and assigns of Guarantor (including a debtor-in-possession on behalf of such Guarantor) and shall, together with the rights and remedies of Agent, for itself and for the benefit of Lenders, hereunder, inure to the benefit of Agent and Lenders, all future holders of any instrument evidencing any of the Obligations and their respective successors and assigns as permitted under the Credit Agreement.  No sales of participations, other sales, assignments, transfers or other dispositions of any agreement governing or instrument evidencing the Obligations or any portion thereof or interest therein shall in any manner affect the rights of Agent and Lenders hereunder.  Guarantor may not assign, sell, hypothecate or otherwise transfer any interest in or obligation under this Guaranty.

6.6           No Waiver; Cumulative Remedies; Amendments.  Neither Agent nor any Lender shall by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder, and no waiver shall be valid unless in writing, signed by Agent and then only to the extent therein set forth.  A waiver by Agent, for itself and the ratable benefit of Lenders, of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Agent would otherwise have had on any future occasion.  No failure to exercise nor any delay in exercising on the part of Agent or any Lender, any right, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or future exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies hereunder provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights and remedies provided by law.  None of the terms or provisions of this Guaranty may be waived, altered, modified, supplemented or amended except by an instrument in writing, duly executed by Agent and Guarantor.

6.7           Termination.  This Guaranty is a continuing guaranty and shall remain in full force and effect until the Termination Date.  Immediately after the Termination Date, Agent shall deliver to Guarantor, at Guarantor’s expense, such documents as Guarantor may reasonably request to evidence such termination.

6.8           Counterparts.  This Guaranty may be executed in any number of counterparts, each of which shall collectively and separately constitute one and the same agreement.

6.9           GOVERNING LAW; CONSENT TO JURISDICTION AND VENUE.

IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS GUARANTY AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.  GUARANTOR HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN SAN FRANCISCO COUNTY, CITY OF SAN FRANCISCO, CALIFORNIA, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG GUARANTOR, AGENT OR ANY LENDER PERTAINING TO THIS GUARANTY OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OF THE OTHER LOAN DOCUMENTS, PROVIDED, THAT AGENT AND GUARANTOR ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF SAN FRANCISCO COUNTY, AND, PROVIDED, FURTHER, THAT NOTHING IN THIS GUARANTY SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE GUARANTEED OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT, FOR THE BENEFIT OF AGENT AND LENDERS.  GUARANTOR EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND GUARANTOR HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.  GUARANTOR HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS

ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH GUARANTOR AS PROVIDED HEREIN AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT THEREOF AND FIVE (5) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID.

6.10         WAIVER OF JURY TRIAL.

BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), GUARANTOR AND AGENT DESIRE THAT DISPUTES ARISING HEREUNDER OR RELATING HERETO BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS.  THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OR ARBITRATION, GUARANTOR AND AGENT WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED IN CONNECTION WITH THIS GUARANTY AND THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO.

6.11         Judgment Currency.  If, for the purpose of obtaining judgment in any court, it is necessary to convert an amount due hereunder in the currency in which it is due (the “Original Currency”) into another currency (the “Second Currency”), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, Agent could purchase in the applicable foreign exchange market, the Original Currency with the Second Currency on the date two Business Days preceding that on which judgment is given.  Guarantor agrees that its obligation in respect of any Original Currency due from it hereunder shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the Business Day following the date Agent receives payment of any sum so adjudged to be due hereunder in the Second Currency, Agent may, in accordance with normal banking procedures, purchase, in the applicable foreign exchange market, the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased or could have been so purchased is less than the amount originally due in the Original Currency, Guarantor agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify Agent against such loss.  The term “rate of exchange” in this Section 6.11 means the Spot Rate at which Agent, in accordance with normal practices, is able on the relevant date to purchase the Original Currency with the Second Currency, and includes any premium and costs of exchange payable in connection with such purchase.

7.     SECURITY.

To secure payment of Guarantor’s obligations under this Guaranty, concurrently with the execution of this Guaranty, Guarantor has entered into a Security Agreement pursuant to which Guarantor has granted to Agent for the benefit of Lenders a security interest in substantially all of its personal property and has entered into a Pledge Agreement pursuant to which Guarantor has pledged the Pledged Collateral (defined therein) to Agent for the benefit of Lenders.

8.     CREDIT AGREEMENT.

Guarantor agrees to perform, comply with and be bound by the covenants contained in Sections 4, 5 and 6 of the Credit Agreement applicable to Parent (alone or as a Credit Party) (which provisions are incorporated herein by reference).

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Guaranty as of the date first above written.

WESTAFF, INC.,
a Delaware corporation

By:	/s/ Dirk A. Sodestrom
Name: Dirk A. Sodestrom
Title: Senior Vice President and Chief Financial Officer

GENERAL ELECTRIC CAPITAL CORPORATION,
as Agent

By:	/s/ Lawrence E. Ridgway
Name: Lawrence E. Ridgway
Title: Duly Authorized Signatory